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                                                               EXHIBIT NO. 10.bb

                      FORM OF CHANGE IN CONTROL AGREEMENT


The following individuals have executed change in control agreements in the form set forth below:

     Brian J. Batey
     John C. Brandmahl
     Franklin T. Burnside
     Larry J. Enders
     David P. Greeneisen
     Wayne E. Hodges
     Richard N. Jacobson
     James F. Keys
     George E. Kranz
     Stephan J. Mack
     John H. Marshall
     Ted M. McQuade
     Charles F. Nagy
     Donald R. Sheley, Jr.
     Bernard J. Theisen


June     , 1999


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Dear                       :
    -----------------------

The Standard Products Company (the "Company") considers it essential to the best interests of the Company and its shareholders that key members of its management be encouraged to remain with the Company and continue to devote full attention to the Company's business in the event an effort is made by a third party to obtain control of the Company. In this connection, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of key management personnel, to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain key members of the management of the Company, including yourself, to their assigned duties without distraction in the face of the potentially unsettling circumstances and uncertainty arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, and to continue your employment during and after a transaction that results in a "Change in Control" of the Company (as defined in Paragraph 2 hereof), this letter agreement (the "Agreement") sets forth the employment arrangements and benefits which the Company agrees will be provided to you in the event a Change in Control should occur and your employment with the Company is hereafter terminated, or you resign your employment for Good Reason (as defined in Paragraph 3(c) hereof).

Nothing in this Agreement shall be construed to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances in the event a Change in Control shall have occurred prior to the date your termination becomes effective.

 1. CONTINUED EMPLOYMENT; TERM. This confirms that you have advised the Company that, in consideration of, among other things, the Company's entering into this Agreement with you, it is your present intention to remain in the employ of the Company





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         unless and until there occurs a Change in Control. This Agreement shall commence on the date hereof and shall continue until December 31, 1999; provided, however, that commencing on January 1, 2000, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least thirty (30) days prior to such January 1 date, the Company shall have given notice that it does not wish to extend the Agreement; and provided further, that this Agreement shall continue in effect beyond the term provided herein if a Change in Control shall have occurred during such term.

 2. CHANGE IN CONTROL. No benefit shall be payable hereunder unless a Change in Control shall have occurred and your employment by the Company shall have been terminated or you shall have resigned for Good Reason within two (2) years thereafter, in accordance with Paragraph 3 below. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

         (a) When any "person," as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding capital stock; provided, however, that with respect to any director who on the effective date of this Agreement is the beneficial owner or has the option to acquire 5% or more of such capital stock outstanding on such effective date, capital stock so owned or acquired pursuant to any such options shall not be counted in determining such 30% or more combined voting power;

         (b) When, during any period of 24 consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Paragraph 2(b); or

         (c) The completion of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets or otherwise or any merger of the Company into another company (unless the persons who were shareholders of the Company immediately



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                  prior to such transaction own more than 70% of the voting
                  stock and value of the surviving company immediately following such merger in substantially the same proportions as they owned immediately prior to the merger).

Provided, however, that if you, in your individual capacity, are a party to an agreement under which you agree to the consummation of a transaction which is a Change of Control as described in subparagraphs (a) or (c) above and if, pursuant to that agreement, you become an equity holder in the Company or any entity which acquires the Company, then notwithstanding the foregoing provisions of Paragraph 2 of this Agreement, unless you and the Company shall in writing otherwise agree, such transaction shall not be deemed to be a Change in Control.

3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Paragraph 2 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Paragraph 4 hereof upon the subsequent termination of your employment unless such termination is (a) because of your death or disability, (b) by the Company for Cause, or (c) by you other than for Good Reason, all as defined hereafter:

        (a) Disability. "Disability" means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six (6) months, and that renders you unable to perform your assigned duties. The date of the determination of Disability is the date on which you are certified as having incurred a Disability by a physician mutually acceptable to you and the Company.

        (b) Cause. "Cause" means (a) your conviction of or plea of guilty or nolo contendere to any felony or other crime involving dishonesty or moral turpitude; (b) any serious misconduct in the course of your employment; (c) your habitual neglect of your duties other than on account of disability; or (d) the violation of a material Company policy after notice thereof, except that Cause shall not mean:

                  (1)      An isolated instance of bad judgment or negligence;

                  (2) any act or omission believed by you in good faith to have been in or not opposed to the best interest of the Company (without your intent to gain therefrom, directly or indirectly, a profit to which you were not legally entitled); or

                  (3) any act or omission with respect to which a determination could properly have been made by the Board that you met the applicable standard of conduct for indemnification or reimbursement under the Code of Regulations of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission.




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         (c)      Good Reason.  "Good Reason" means:

                  (1) Without your express written consent, the assignment to you of any duties materially and adversely inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or an adverse change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of you from, or any failure to re-elect you to, any of such positions except in connection with the termination of your employment for Cause or Disability, or as a result of your death, or by you other than for Good Reason;

                  (2) a reduction by the Company in your annualized base compensation from your level of base compensation in effect immediately prior to a Change in Control, or a reduction in the formula used to calculate your annual incentive compensation under the Officers' Incentive Compensation Plan;

                  (3) a failure by the Company to either continue the Officers' Incentive Compensation Plan or maintain an incentive compensation plan which provides you with an opportunity to obtain substantially the same level of incentive compensation upon the achievement of a specified level of corporate earnings performance as you could have obtained had the Officers' Incentive Compensation Plan remained in effect, or a failure by the Company to continue you as a participant in such incentive compensation plan on at least the same basis as your participation for the fiscal year immediately preceding a Change in Control;

                  (4) the failure by the Company to continue in effect any benefit or compensation plan or material perquisite including, but not limited to, its vacation policy, stock option plans, savings and pension plans, dental plans, life insurance plans, health and accident plans or disability plans in which you are participating or which you were receiving at the time of a Change in Control (or plans or perquisites providing you with substantially similar benefits), or the taking of any action by the Company which would materially adversely affect your participation in or reduce your benefits under any of such plans or deprive you of any fringe benefit enjoyed by you at the time of the Change in Control;

                  (5) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Paragraph 6 hereof;

                  (6) the Company's requiring you to be based anywhere other than within 150 miles of your present location or the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations, or in


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                           the event you consent to any such relocation, the
                           failure to pay, or reimburse you for, all reasonable moving expenses incurred by you; or

                  (7) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below and for purposes of this Agreement, no such purported termination shall be effective.

         (d) Notice of Termination. Any termination by the Company pursuant to subparagraphs (a) or (b) above or otherwise, or by you pursuant to subparagraph (c) above shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e)      Date of Termination.  "Date of Termination" shall mean:

                  (1) If your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period);

                  (2) if your employment is terminated for Cause, the date on which you receive the Notice of Termination;

                  (3) if you terminate your employment for Good Reason pursuant to subparagraph (c) above, thirty (30) days after the date on which the Notice of Termination is given; and

                  (4) if your employment is terminated for any other reason, thirty (30) days after the date on which the Notice of Termination is given;

provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) If the Company shall terminate your employment for any reason other than because of your Disability or for Cause, or if you shall terminate your


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                  employment for Good Reason, the Company shall pay to you in a lump sum, on the fifth day following the Date of Termination, the following amounts:

                  (1) Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and a pro rata portion of any incentive compensation to which you are entitled through the Date of Termination in accordance with the Officers' Incentive Compensation Plan as in effect immediately prior to the Change in Control. The amount of incentive compensation payable hereunder shall be the product of the actual amount of incentive compensation received by you for the fiscal year immediately preceding the year in which your Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days that have elapsed between the end of the last fiscal year and your Date of Termination, and the denominator of which is 365.

                  (2) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount equal to two and one-half times the sum of 1) your annual salary in effect on your Date of Termination (or on the date immediately prior to the Change of Control, if your base salary was higher on such date), and 2) your "target bonus" under the Officers' Incentive Compensation Plan, or any comparable plan then in effect, for the fiscal year in which your Date of Termination occurs (or your target bonus under the Officers' Incentive Compensation Plan for the year in which the Change of Control occurs, if greater). Your "target bonus" for purposes of this calculation is the amount you would be paid if the Company reached its earnings per share target as established for the applicable fiscal year by the Compensation Committee of the Board of Directors, and, if you are the head of a business unit, the amount you would be paid if the business unit meets its budgeted performance target, assuming the Committee did not exercise its discretion to reduce your bonus.

         (b) Unless you are terminated for Cause, the Company shall maintain in full force and effect, for your continued benefit for two and one-half years after your Date of Termination, all employee and executive benefit plans, programs, arrangements, and perquisites, in which you were entitled to participate immediately prior to the date on which a Change in Control occurs. If your continued participation in any such plan is not permitted because you are no longer an employee or because such participation would disqualify an employee benefit plan or trust under the Internal Revenue Code or cause such a plan to violate ERISA, the Company shall provide you with benefits that are substantially similar to those which you would have been entitled to receive under such plans and programs, had you continued to participate in them as an executive of the Company.


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         (c)      Upon your termination of employment for any reason, if under any election form filed by you under any non-qualified deferral arrangement for years prior to the year of the Date of Termination payments are to commence upon retirement, termination of active employment, incapacity or death, all such deferred amounts, with all interest and earnings accrued on the account, shall instead be paid in full on the fifth day following the Date of Termination.

         (d) You shall receive service credit under the Company's Retirement Program for Salaried Employees and, if applicable, Supplemental Employees' Retirement Plan (the "Pension Plans") for two and one-half additional years following your Date of Termination, and you shall be considered vested in your accrued benefit under the Pension Plans, regardless of your period of service credit under the Pension Plans. If payment of any portion of your accrued benefit as calculated in accordance with the foregoing provisions cannot be made from the trust fund established under the Retirement Program for Salaried Employees, the actuarial equivalent of such amount will be paid to you in a lump sum within 60 days after your Date of Termination. The actuarial assumptions used in calculating lump sum benefits under the Retirement Program for Salaried Employees will be used to determine the amount of such lump sum.

         (e) Unless you are terminated for Cause, you shall be entitled to outplacement services paid for by the Company at a level appropriate for a senior executive of the Company.

         (f) Unless you are terminated for Cause, the Company shall also pay to you all legal fees and expenses incurred by you as a result of any controversy over this Agreement.

         (g) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" made to you hereunder, determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") exceed 2.99 times your "base amount," as defined under Section 280G and any regulations promulgated thereunder, the amounts payable to you under this Agreement shall be reduced so that the aggregate present value of the parachute payments to you does not exceed 2.99 times the base amount. Any such reduction shall be applied first to those benefits under subparagraph
                  (e) above which are considered parachute payments, then to those benefits under subparagraph (d) which are considered parachute payments, and then to those benefits under subparagraphs (b) or (a), as elected by you, which are considered to be parachute payments.

5. NO MITIGATION REQUIRED. You shall not be required to mitigate the amount of any payment or benefit provided for in Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Paragraph 4 be


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         reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise.

6. SUCCESSORS, BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment after a change in control of the Company for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die after your Date of Termination; and while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

7. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board (which shall in any event include the Company's Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which

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         are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

9. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Detroit, Michigan, in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay you your full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary and incentive pay) and continue you as a participant in all compensation, benefit and insurance plans in which you were then participating, until the dispute is finally resolved. Amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

12. SCOPE OF AGREEMENT. This Agreement is not a contract of employment for any period of time, does not constitute a guarantee of employment, and shall not be deemed to confer any benefit in the absence of a change in control of the Company.

13. SUPERSEDING OF SEVERANCE RIGHTS. The receipt of payments by you under this Agreement shall be in lieu of, and not in addition to, any severance payments payable to you under any other severance agreement between you and the Company or any severance pay plan or policy of the Company, all of which are hereby waived.



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If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

THE STANDARD PRODUCTS COMPANY


Ronald L. Roudebush
Vice Chairman and Chief Executive Officer



Agreed to this     day of                , 1999.
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